                                                                     Exhibit 4.1
                            ARTICLES OF AMENDMENT TO
                          ARTICLES OF INCORPORATION OF
                            CENTRAL NEWSPAPERS, INC.


     The undersigned officer of Central Newspapers, Inc., an Indiana corporation (the "Corporation"), pursuant to the provisions of the Indiana Business Corporation Law (as amended from time to time, the "Act"), desiring to give notice of corporate action effectuating amendment of its Articles of Incorporation by the adoption of the Articles of Amendment set forth below, certifies the following facts:


                                   ARTICLE 1
                                   AMENDMENT


     SECTION 1.  The date of incorporation of the Corporation is March 30, 1934.

     SECTION 2. The name of the Corporation following this amendment to the Articles of Incorporation is Central Newspapers, Inc.

     SECTION 3. The following sections of the Corporation's Articles of Incorporation are amended as follows.


                                  AMENDMENT 1

     The exact text of Article 4, Section 4.01, of the Corporation's Articles of Incorporation is hereby amended to read as follows:


                                   ARTICLE 4
                                TERMS OF SHARES

          SECTION 4.01. AMOUNT. The total number of shares which the Corporation shall have authority to issue is two hundred and eighty million (280,000,000) shares ("Shares"). One hundred and fifty million (150,000,000) Shares shall constitute a separate and single class of Shares known as "Class A Common Stock," which shall be without par value and shall not be issued in series. One hundred and thirty million (130,000,000) Shares shall constitute a separate and single class of Shares known as "Class B Common Stock," which shall be without par value and shall not be issued in series. All Shares of Class A Common Stock and Class B Common Stock shall have the same relative rights, preferences, and limitations, except as otherwise provided in these Articles of Incorporation, as the same may, from time to time, be otherwise amended (these "Articles").

                                  AMENDMENT 2

     The exact text of Article 6 of the Corporation's Articles of Incorporation is hereby amended to read as follows:

                                   ARTICLE 6
                    Code of By-Laws; Amendments of Articles

          Section 6.01. Code of By-Laws. The Board of Directors of the Corporation shall have power, without the assent or vote of the Shareholders, to make, alter, amend or repeal the By-Laws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full board of Directors at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the By-Laws.

          Section 6.02. Amendment of Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, or in any amendment hereto, or to add any provision to these Articles or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of the Act or any amendment thereto, or by the provisions of any other applicable statute of the State of Indiana; and all rights conferred upon Shareholders in these Articles or any amendment hereto are granted subject to this reservation.

                                   ARTICLE II

                          Manner of Adoption and Vote

                                  AMENDMENT 1

     Action by Directors. The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms of Article 4 of the Articles of Incorporation to increase the number of authorized Shares ("Amendment 1"). The resolution was adopted by the Board of Directors at a meeting held on March 2, 1998.

     Action by Shareholders. The Shareholders of the Corporation entitled to vote in respect of the Articles of Amendment adopted Amendment 1. The number of outstanding shares, number of votes entitled to be cast and number of votes represented at the annual meeting held on May 15, 1998, pursuant to which the Articles of Amendment were approved by the Shareholders of the Corporation, are as follows:

===============================================================================
                                      Class A                     Class B
      Shareholders:                Common Stock                Common Stock
-------------------------------------------------------------------------------
  Number of Outstanding             22,091,159                  31,345,159
        Shares:
-------------------------------------------------------------------------------
    Number of Votes                  2,209,116                  31,345,159
  Entitled to be Cast:
-------------------------------------------------------------------------------
    Number of Votes                  1,994,601                  31,202,500
    Represented at
     the Meeting:
-------------------------------------------------------------------------------
 Shares Voted in Favor:              1,612,407                  30,928,750
-------------------------------------------------------------------------------
 Shares Voted Against:                 373,527                     273,750
-------------------------------------------------------------------------------
        Total                        1,985,934                  31,202,500
===============================================================================


                                  AMENDMENT 2

     ACTION BY DIRECTORS. The Board of Directors of the Corporation duly adopted a resolution proposing to amend the terms of Article 6 of the Articles of Incorporation to remove the provisions regarding the indemnification of the Corporation's directors and officers ("Amendment 2"). The resolution was adopted by the Board of Directors at a meeting held on March 2, 1998.

     ACTION BY SHAREHOLDERS. The Shareholders of the Corporation entitled to vote in respect of the Articles of Amendment adopted Amendment 2. The number of outstanding shares, number of votes entitled to be cast and number of votes represented at the annual meeting held on May 15, 1998, pursuant to which the Articles of Amendment were approved by the Shareholders of the Corporation, are as follows:

=================================================
                            Class A Common Stock
       Shareholders:         and Class B Common
                            Stock Voting Together
                              as a Single Class
-------------------------------------------------
   Number of Outstanding          53,436,659
          Shares:
-------------------------------------------------
      Number of Votes             33,554,616
   Entitled to be Cast:
-------------------------------------------------
      Number of Votes             33,197,101
      Represented at
       the Meeting:
-------------------------------------------------
   Shares Voted in Favor:         33,127,305
-------------------------------------------------
   Shares Voted Against:              56,416
-------------------------------------------------
          Total:                  33,183,721
=================================================

                                  ARTICLE III

                       Compliance With Legal Requirements

     The manner of adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation and the By-Laws of the Corporation.

     I hereby verify, subject to the penalties of perjury, that the statements contained herein are true, this 15th day of May, 1998.



                                             CENTRAL NEWSPAPERS, INC.


                                             By: Eric S. Tooker
                                                 ------------------------------
                                                 Eric S. Tooker, Vice President
                                                      and General Counsel

                            ARTICLES OF RESTATEMENT
                                       OF
                            CENTRAL NEWSPAPERS, INC.

     The undersigned officer of Central Newspapers, Inc. (hereinafter referred to as the "Corporation"), a corporation existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment by the adoption of Amended and Restated Articles of Incorporation to supersede and take the place of its heretofore existing Amended and Restated Articles of Incorporation, hereby certifies the following facts:

                                   ARTICLE I

                             Text of the Amendment

     The exact text of the entire Articles of Incorporation of the Corporation, as amended (hereinafter referred to as the "Amended Articles"), is set forth in "Exhibit A," attached hereto and made a part hereof.

                                   ARTICLE II

                          Manner of Adoption and Vote

     Section 1. Action by Directors. The Board of Directors of the Corporation, at a meeting thereof, duly called, constituted and held on July 14, 1989, adopted resolutions (a) approving the Amended Articles, (b) directing the submission of the Amended Articles to a vote of the Shareholders and (c) recommending the adoption of the Amended Articles.

     Section 2. Action by Shareholders. The Amended Articles contain amendments requiring the approval of the Shareholders of the Corporation. The Shareholders of the Corporation entitled to vote in respect of the Amended Articles, at a meeting thereof (the "Meeting") duly called, constituted and held on July 28, 1989, at which a quorum of such Shareholders was present in person or by proxy, adopted and approved the Amended Articles.

     Pursuant to Indiana Code Section 23-1-38-4, the holders of shares of the outstanding Class A Common Stock of the Corporation, without par value ("Class A Stock"), and the holders of outstanding shares of the Class B Common Stock of the Corporation, without par value ("Class B Stock"), were the only voting groups entitled to vote in respect of the Amended Articles. The number of outstanding shares of Class A Stock and Class B Stock, the number of votes entitled to be cast by the holders of shares of Class A Stock and Class B Stock, the number of votes represented at the Meeting and the number of votes cast in favor and against approval of the Amended Articles are set forth below:

                                               Class A     Class B
                                                Stock       Stock
                                               --------    -------
Number of Shares Outstanding                    115,835      13,309

Number of Votes Entitled to be Cast             115,835      13,309

Number of Votes Represented at Meeting           70,057      12,661

Votes in Favor                                   70,057      12,661

Votes Against                                       -0-         -0-

     Section 3. Compliance with Legal Requirements. The manner of adoption of the Amended Articles, and the vote by which they were adopted, constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

     Section 4. Effective Date. The Amended Articles shall become effective when filed with the Indiana Secretary of State.

     EXECUTED in Indianapolis, Indiana this 28th day of July, 1989.

                                        CENTRAL NEWSPAPERS, INC.

                                        By: /s/ David B. Wright
                                           ------------------------------
                                           David B. Wright,
                                           Secretary

                                                                    EXHIBIT A

                              AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                            CENTRAL NEWSPAPERS, INC.

                                   ARTICLE 1
                                 Identification

     Section 1.01.  Name.  The name of the Corporation is CENTRAL
NEWSPAPERS, INC.

                                   ARTICLE 2
                               Purpose and Powers

     Section 2.01. Purpose. The purpose for which the Corporation is formed is the transaction of any or all lawful business for which corporations may be incorporated under the Indiana Business Corporation Law (such law, and any successor thereto, as amended from time to time, is hereinafter referred to as the "Act").

     Section 2.02. Powers. The Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs, subject to any limitations or restrictions imposed by applicable law or these Articles.

                                   ARTICLE 3
                     Registered Office and Registered Agent

     Section 3.01. Registered Office and Agent. The name of the registered agent and the street address of the registered office of the Corporation are as follows:

          David B. Wright
          307 North Pennsylvania Street
          Indianapolis, Indiana


                                   ARTICLE 4
                                Terms of Shares

     Section 4.01. Amount. The total number of shares which the Corporation shall have authority to issue is one hundred fifty million shares (150,000,000) ("Shares"). Seventy-five million (75,000,000) Shares shall constitute a separate and single class of Shares known as "Class A Common Stock," which shall be without par value and shall not be issued in series. Fifty million (50,000,000) Shares shall constitute a separate and single class of Shares known as "Class B Common Stock," which shall be without par value and shall not be issued in series. All Shares of Class A Common Stock and Class B Common Stock shall have the same relative rights, preferences, and limitations, except as otherwise provided in these Articles of Incorporation, as the same may, from time to time, be otherwise amended (these "Articles").

     Section 4.02. Preferred Stock. All the remaining Shares shall constitute a separate and single class of Shares known as "Preferred Stock," which may be issued in one or more series. The Board of Directors of the Corporation (the "Board") has authority to determine and state the relative rights (including voting rights, if any), preferences and limitations of each such series by the adoption and filing in accordance with the Act, prior to the issuance of such series, of an amendment or amendments to these Articles determining the terms of such series (a "Preferred Stock Amendment"); provided, however, that Shares of the Preferred Stock shall not have voting rights without the prior approval of the holders of a majority of he Shares of Class B Common Stock. All Shares of Preferred Stock of the same series shall have the same relative rights, preferences and limitations.

     Section 4.03. Equitable Interests in Shares. The Corporation shall be entitled to treat the person in whose name any Share is registered on the books of the Corporation as the owner thereof for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such Share on the part of any other person, whether or not the Corporation shall have notice thereof.

     Section 4.04. Voting Rights of Class A Common Stock. Except as may otherwise by required by the Act, the holders of Shares of Class A Common Stock shall vote together with the holders of Shares of Class B Common Stock as a single voting group; provided that, the holders of Shares of Class A Common Stock shall have one-tenth (1/10) of a vote for each Share.

     Section 4.05. Voting Rights of Class B Common Stock. Except as may otherwise be required by the Act, the holders of Shares of Class B Common Stock shall have one (1) vote per Share on all matters that may be submitted to a vote of the Shareholders.

     Section 4.06. Voting Rights of Preferred Shares. The holders of the Shares of a series of Preferred Stock shall have only such voting rights, if any, for Shares of such series as may be provided in the Preferred Stock Amendment for such series, except as otherwise required in the Act.

     Section 4.07. Stock Combinations and Subdivisions. Shares of Class A Common Stock shall not be combined or subdivided unless at the same time Shares of Class B Common Stock are combined or subdivided in the same proportion as the Shares of the Class A Common Stock. If Shares of Class B Common Stock are combined or subdivided, a proportionate combination or subdivision of Shares of Class A Common Stock shall be made at the same time.

     Section 4.08. Conversion. The Shares of Class B Common Stock shall be convertible at any time at the option of the record holder thereof, in the manner hereinafter provided, into fully paid and nonassessable Shares of Class A Common Stock of the Corporation at the rate of one tenth (.1) of a Share of Class A Common Stock for each Share of Class B Common Stock (the "Share Conversion Rate"). No payment or adjustment shall be made for dividends on any Shares of Class A Common Stock that shall be issuable upon such conversion, but all dividends unpaid on such Shares of Class B Common Stock up to the dividend payment date immediately preceding the date of conversion shall be payable to the converting Shareholder.

     Clause (a). Recapitalization, Merger, Sale. In case of any recapitalization or change of outstanding Shares of Class A Common Stock, or in case of any merger of the Corporation with or into another corporation, or in case of any exchange of Shares of the Corporation for shares of another corporation or for other consideration, or in case of any sale or conveyance to another corporation of all or substantially all of the property of the Corporation, the Share Conversion Rate shall be converted so that the holder of each outstanding Share of Class B Common Stock, or its equivalent after such transaction, shall have the right thereafter, so long as such holder's conversion right hereunder shall exist, to convert such Share into the kind and amount of shares of stock and other securities and property receivable upon such recapitalization, change, share exchange, merger, sale or conveyance by a holder of the number of Shares of Class A Common Stock of the Corporation into which such Shares of Class B Common Stock might have been converted immediately prior to such reclassification, change, share exchange, merger, sale or conveyance. Any subdivision or combination of Shares shall not be deemed to be a recapitalization of the Class A Common Stock of the Corporation for the purposes of this clause (a).

     Clause (b). Conversion of Shares. To convert Shares of Class B Common Stock into Shares of Class A Common Stock, the holder thereof shall surrender the certificate or certificates for Shares of Class B Common Stock, duly endorsed to the Corporation or in blank, at the office of any Transfer Agent for the Shares of Class B Common Stock (or such other place as may be designated by the Corporation), and shall give written notice to the corporation at said office that such holder elects to convert the same and shall state in writing therein the name or names in which the holder wishes the certificate or certificates for Shares of Class A Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, deliver at said office to such holder of Shares of Class B Common Stock or to such holder's nominee or nominees, a certificate or certificates for the number of full Shares of Class A Common Stock to which such shall be entitled as aforesaid and shall make appropriate payment in cash for any fractional Shares. Shares of Class B Common Stock shall be deemed to have been converted as of the date of the surrender of such Shares for conversion as provided above, and the person or persons entitled to receive the Shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Shares of Class A Common Stock on such date.

     Clause (c). Fractional Shares. No fractions of Shares of Class A Common Stock shall be issued upon conversion, but in lieu thereof the Corporation shall adjust such fractional interest by payment to the holders of an amount in cash equal (computed to the nearest cent) to the same fraction of the closing bid price on the business day immediately preceding such conversion as recorded on the principal stock exchange, market or system on which trades in the Class A Common Stock are recorded.

     Clause (d). Reserved Shares. A number of authorized Shares of Class A Common Stock sufficient to provide for the conversion of the Shares of Class B Common Stock outstanding upon the basis here provided shall at all times be reserved for such conversion.

     Section 4.09. Distributions Upon Shares. Subject to the limitations imposed by the Act, the Board has authority to authorize and direct the payment of dividends and the making of other distributions by the Corporation in respect of Shares of the issued and outstanding Class A Common Stock and Class B Common Stock, in the form of cash, property or Shares, at such time, in such amount, from such sources and upon such terms and conditions as it may, from time to time, determine, subject to the following restrictions, limitations, conditions and requirements.

     Clause (a). Class B Share Dividend. Notwithstanding any other section or clause of these Articles, the Board of Directors of the Corporation may authorize and declare a one-time share dividend (the "Class B Share Dividend") of eleven and one half (11.5) Shares of Class B Common Stock with respect to each Share of Class B Common Stock issued and outstanding as of the effective date of these Articles (the "Effective Date"), which share dividend shall become effective as of the Effective Date, without making a simultaneous share dividend in the same proportion on the Class A Common Stock.

     Clause (b). Simultaneous Distributions. Except for the Class B Share Dividend, at any time that a distribution is made with respect to Shares of either the Class A Common Stock or the Class B Common Stock, a distribution must be made with respect to Shares of both the Class A Common Stock and the Class B Common Stock.

     Clause (c). Distribution Conversion Rate. Any distribution, including, but not limited to, a distribution in the event of liquidation, dissolution or winding up of the Corporation, declared and payable in cash, Shares (other than Class A Common Stock and Class B Common Stock) or other property with respect to Shares of Class A Common Stock (a "Class A Distribution") shall be paid with respect to the Shares of Class B Common Stock as well, except that each distribution made with respect to the Class B Common Stock shall be one-tenth (1/10) of the amount of the Class A Distribution made at the same time.

     Clause (d). Share Dividends. Share dividends payable in Shares of Class B Common Stock may be paid only on Shares of Class B Common Stock, and share dividends payable in Shares of Class A Common Stock may be paid only on Shares of Class A Common Stock. If a share dividend payable in Class A Common Stock is made on the Class A Common Stock, the Corporation must also make a simultaneous share dividend in the same proportion on the Class B Common Stock. Except for the Class B Share Dividend, if a share dividend payable in Class B Common Stock is made on the Class B Common Stock, the Corporation must also make a simultaneous share dividend in the same proportion on the Class A Common Stock.

     Clause (e). Fractional Interests. If, pursuant to Clause (d) of this
Section 4.09, the holders of Shares of Class A Common Stock or Class B Common Stock become entitled to receive share dividends consisting of fractions of Shares, the Board shall, in its discretion, (1) distribute the fractional Shares or (2) distribute in lieu thereof an amount in cash equal to the value of such fractional Shares as determined by the Board of Directors.

                                   ARTICLE 5
                                   Directors

     Section 5.01. Number and Qualification. The number of Directors of the Corporation shall be specified, from time to time, by the Code of By-Laws (the "By-Laws"), which number may be increased or decreased from time to time by amendment of the By-Laws. Directors need not be Shareholders of the Corporation.

                                   ARTICLE 6
                       Code of By-Laws; Indemnification;
                             Amendments of Articles

     Section 6.01. Code of By-Laws. The Board of Directors of the Corporation shall have power, without the assent or vote of the Shareholders, to make, alter, amend or repeal the By-Laws of the Corporation, but the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board of Directors at the time of such action shall be necessary to take any action for the making, alteration, amendment or repeal of the By-Laws.

     Section 6.02. Indemnification. The Corporation shall indemnify a
Director or Officer of the Corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the Director or Officer was a party because the Director or Officer is or was a Director or Officer of the Corporation against reasonable expenses incurred by the Director or Officer in connection with the proceeding. The Corporation shall indemnify an individual made a party to a proceeding because the individual is or was a Director or Officer of the Corporation against liability if the Director or Officer has met the standard of conduct set forth in Indiana Code Section 23-1-37-8. The Corporation also may pay for or reimburse the reasonable expenses incurred by a Director or Officer of the Corporation who is a party to a proceeding in advance of final disposition of the proceeding upon compliance with the provisions of Indiana Code Section 23-1-37-10. The indemnification and advancement of expenses for Directors and Officers of the Corporation shall apply when such persons are serving at the Corporation's request while a Director or Officer of the Corporation as a Director, Officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not for profit, as well as in their official capacity with the Corporation. The Corporation also may purchase and maintain insurance on behalf of an individual specified in Indiana Code Section 23-1-37-14 against liability asserted against or incurred by such individual in any of the capacities specified in such Section or arising from the individual's status as a Director, Officer, employee or agent of the Corporation, whether or not the Corporation would have power to indemnify the individual against the same liability under the Act. All references in this paragraph to Indiana Code
Section 23-1-37 shall be deemed to include any amendment or successor thereto. When a word or phrase used in this paragraph is defined in Indiana Code Section 23-1-37, such word or phrase shall have the same meaning in this Section that it has in Indiana Code Section 23-1-37 unless the context otherwise requires. Nothing contained in this paragraph shall limit or preclude the exercise of any right relating to indemnification or advance of expenses to any person who is or was a Director, Officer, employee or agent of the Corporation or the ability of the Corporation otherwise to indemnify or advance expenses to any such person by contract or in any other manner. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of expenses shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected. All references in this Section to

"Director," "Officer," "employee" and "agent" shall include the heirs, estate, executors, administrators and personal representatives of such persons.

     Section 6.03. Amendment of Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles, or in any amendment hereto, or to add any provision to these Articles or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the provisions of the Act or any amendment thereto, or by the provisions of any other applicable statute of the State of Indiana; and all rights conferred upon Shareholders in these Articles or any amendment hereto are granted subject to this reservation.